Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 8, 2011, relating to the combined financial statements of the Defense and Information Solutions Segment (the “Company”) of ITT Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the fact that the accompanying combined financial statements have been derived from the accounting records of the defense and information solutions segment of ITT Corporation, that the combined financial statements include expense allocations for certain corporate functions historically provided by ITT Corporation and that these allocations may not be reflective of the actual expense which would have been incurred had the Company operated as a separate entity apart from ITT Corporation and that included in Note 15 to the combined financial statements is a summary of transactions with related parties), appearing in the effective Registration Statement on Form 10 of Exelis Inc. for the years ended December 31, 2010, 2009 and 2008 filed on July 11, 2011, as amended.
/s/ Deloitte & Touche LLP
McLean, Virginia
October 28, 2011